SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 27, 2005

HOOKER FURNITURE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	000-25349	54-0251350
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of Principal Executive Offices)	(Zip Code)	(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES AND

ITEM 2.06 MATERIAL IMPAIRMENTS

On July 25, 2005, management of Hooker Furniture Corporation (“the Company”) decided to close the Company’s Pleasant Garden, N.C. plant by October 2005. The Company met with affected employees and announced the planned closing on July 27, 2005.

The 300,000 square foot plant, one of three wood furniture manufacturing facilities operated by the Company in Virginia and North Carolina, employs approximately 280 people, representing about 16% of the Company’s total workforce, and principally produces some of the Company’s home entertainment and home office furniture.

The products currently manufactured in Pleasant Garden will be shifted to the Company’s wood furniture plants in Martinsville and Roanoke, VA. The Company expects little impact on delivery schedules to dealers as a result of the plant closing. Shipments of all domestically manufactured wood furniture products should continue on a timely basis.

Based on current volume levels, the Company expects to realize savings from reduced fixed operating expenses of $2.0 to $2.5 million annually following a 4-6 month period to complete the transfer of the Pleasant Garden production. The Company also expects operating efficiencies to improve due to increased volume levels at the remaining plants. The Company expects to record a total of $4.2 to $5.4 million pretax ($2.6 to $3.3 million after tax, or $0.22 to $0.28 per share) in restructuring and related asset impairment charges, to write-down certain assets at the Pleasant Garden facility, for severance and related employee benefit costs to be paid to terminated employees and other restructuring expenses. The portion of restructuring charges and expenses that will result in cash expenditures, net of expected cash receipts from the sale of assets, is projected to be in the range of $600,000 to $1.0 million. The charges associated with the asset impairment write-down are expected to total approximately $2.3 to $3.0 million, severance and related employee benefits costs are expected to total approximately $1.4 to $1.8 million, and other restructuring expenses are expected to total approximately $500,000 to $600,000. The Company expects to recognize 85-95% of the restructuring charges in the 2005 third quarter, including all of the asset impairment charge and the severance and benefits costs. The other restructuring expenses, such as disassembly costs, will be recorded in the future as incurred. The Company expects that the facility carrying costs for the Pleasant Garden plant and the costs for relocating equipment to and realigning production at the other wood furniture plants will not be material and will be recorded as future operating expenses.

A copy of the Company’s press release making the announcement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the

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furniture industry; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestic products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

The following exhibit is filed as a part of this report:

Exhibit	Description
99.1	Press Release dated July 27, 2005

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date: July 27, 2005

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EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated July 27, 2005

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